Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hennessy Advisors, Inc.:

We consent to the use of our report included in this Amendment No. 1 to the Form S-1 registration statement of Hennessy Advisors, Inc. and to the references to our firm under the headings “Selected Financial Data” and “Experts” in the prospectus.

/s/ PISENTI & BRINKER LLP

Petaluma, California

September 1, 2005